Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201481

PROSPECTUS

CHANTICLEER HOLDINGS, INC.

Up to  8,500,000 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for such Shares at $2.00 per Full Share

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 8,500,000 shares of our common stock. You will receive one subscription right for each share of common stock owned at 4:00 p.m., New York City time, on February 25, 2015.

Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $2.00 per full share, which we refer to as the basic subscription privilege. The per-share price was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on February 10, 2015, the last trading day prior to determination of the subscription price. The closing price of our common stock on February 10, 2015 was $1.95. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription right. If all the rights were exercised, the total purchase price of the shares of common stock offered in the rights offering would be approximately $17 million.

We are conducting the offering to raise capital that we intend to use for general corporate purposes, which may include strategic acquisitions, funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures). See “Use of Proceeds”.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on March 13, 2015, unless we extend the rights offering period. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

In the event that the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market or on the OTC Bulletin Board.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We have engaged Source Capital Group, Inc. as dealer-manager for this offering and placement agent for any unsubscribed subscription rights if and only if any subscription rights remain unsubscribed. .

Shares of our common stock are traded on the NASDAQ Capital Market (“Nasdaq”) under the symbol “HOTR”. On February 10, 2015, the closing sales price for our common stock was $1.95 per share. The shares of common stock issued in the rights offering will also be traded on Nasdaq under the same symbol.

	Subscription Price	Dealer Manager Fee (1)	Proceeds, Before Expenses, to us
Per share	$2.00	$0.16	$1.84
Total (2)	$17,000,000	$1,360,000	15,640,000

(1)    In connection with the rights offering, we have agreed to pay Source Capital Group, Inc., the dealer-manager for this offering, a cash fee up to 6% of the gross proceeds of this offering in cash and a non-accountable expense allowance up to 2% of the gross proceeds of this offering.

(2)    Assumes that the rights offering is fully subscribed and that the maximum offering amount in the aggregate of $17 million is subscribed.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 22 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

If you have any questions or need further information about this rights offering, please call Okapi Partners LLC, our information agent for the rights offering, at Okapi Partners LLC at (212) 297-0720 or (877) 869-0171 (toll free) or hotr@okapipartners.com.

Dealer-Manager

Source Capital Group, Inc.

The date of this prospectus is February 18, 2015

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available information

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus. We encourage you to carefully read this entire prospectus and the documents to which we refer you. Unless the context otherwise requires, when we use the words “Chanticleer,” “the Company,” “we,” “us” or “our Company” in this prospectus, we are referring to Chanticleer Holdings, Inc., a Delaware corporation and its subsidiaries.

Our Business

Our business focus is the operation of Hooters franchises internationally and several restaurant and bar concepts domestically.

Hooters

Hooters restaurants are casual beach-themed establishments with sports on television, jukebox music, and the “nearly world famous” Hooters Girls. The menu consists of spicy chicken wings, seafood, sandwiches and salads. The menu of each location can vary with the local tastes. Hooters began in 1983 with its first restaurant in Clearwater, Florida. Hooters has become a global brand, with locations in 44 states domestically and over 450 Hooters restaurants worldwide. Besides restaurants, Hooters has also branched out to other areas, including licensing its name to a golf tour and the sale of packaged food in supermarkets.

We currently own and operate two Hooters restaurants domestically in Tacoma, Washington and Portland, Oregon. We also currently own and operate, in whole or part, eleven Hooters restaurants in our international franchise territories: Pretoria, Durban, Johannesburg (2) and Emperor’s Palace in South Africa; Campbelltown, Parramatta, Penrith (suburbs of Sydney) and Surfers Paradise in Australia; Budapest in Hungary; and Nottingham in the United Kingdom. In addition, we currently own, in whole or part, the exclusive franchise rights to develop and operate Hooters restaurants in Australia, South Africa, Hungary, and the United Kingdom, while evaluating several additional international opportunities.

We expect to either own 100% of the Hooters franchise or partner with a local franchisee in the countries we target. We based this decision on what we believe to be the successful launch of our South African Hooters venture and believe we have aligned partners and operators in various international markets. We are focused on expanding our Hooters operations in Australia, the United Kingdom and South Africa. We may also expand in the United States if the opportunity presents itself.

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American Roadside Burgers

In September 2013, we acquired all of the outstanding shares of American Roadside Burgers, Inc. (“ARB”). ARB focuses on American food menu offerings, which include its signature burgers, turkey and veggie burgers, chicken sandwiches, wings, a variety of salads, and homemade milkshakes. ARB is a fast casual concept, with a warm and relaxing atmosphere and a strong focus on customer service. Each restaurant features a nostalgic “Made in America” feel with sustainable features throughout, including reclaimed barn siding on the walls and floors and chairs made from recycled materials. The first ARB location opened in 2006 in Smithtown, New York, and it has expanded to two locations in Charlotte, North Carolina, one location in Columbia, South Carolina and one location in Greenville, South Carolina. In addition, we purchased a similar restaurant called The Burger Company in Charlotte, North Carolina on September 9, 2014.

Just Fresh

In November 2013, we acquired a majority (51%) interest in each of JF Restaurants, LLC, and JF Franchising Systems, LLC, owners of Just Fresh, a Charlotte, North Carolina - based casual dining concept. Just Fresh opened its first café in 1993 and has expanded to seven restaurants in the Charlotte, North Carolina area. The menu consists of fresh, health-conscious items such as salads, wraps, sandwiches, soups, freshly baked items, and smoothies. In December 2013, we acquired an additional five percent (5%) preferred membership interest in each of JF Restaurants, LLC and JF Franchising Systems, LLC.

The following selected historical consolidated financial data for the years ended December 31, 2013 and December 31, 2012 were derived from our audited consolidated financial statements, incorporated by reference into this prospectus from our Annual Report on Form 10-K, for the fiscal year ended December 31, 2013. The historical consolidated financial data for the nine months ended September 30, 2014, and September 30, 2013, were derived from our unaudited condensed consolidated financial statements, incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014. Operating results for the nine months ended September 30, 2014, are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2014.

Our revenues, net loss and other comprehensive loss for the fiscal years ended December 31, 2013, December 31, 2012, and for the nine months ended September 30, 2014, and September 30, 2013, were as follows:

	Fiscal Years Ended December 31,		Nine Months Ended September 30,
	2013	2012	2014	2013
Revenues	$8,247,487	$6,852,323	$22,173,997	$4,939,410
Net loss	$(5,214,119)	$(3,166,565)	$(3,412,815)	$(2,868,249)
Comprehensive Loss	$(5,119,751)	$(3,398,956)	$(3,199,958)	$(2,842,380)

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We have not been profitable during our last two fiscal years and there is no assurance that we will develop profitable operations in the future.

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section titled “Risk Factors” following this prospectus summary.

Corporate Information

Our principal executive offices are located at 7621 Little Avenue, Suite 414, Charlotte, North Carolina 28226. Our telephone number is (704) 366-5122. Our corporate website is www.chanticleerholdings.com. Information contained in or accessible through our website is not part of this prospectus. Our transfer agent is Securities Transfer Corp., telephone (469) 633-0101.

The Company was organized in October 1999, under the laws of the State of Delaware, using the original name, Tulvine Systems, Inc. The Company previously had limited operations and was considered a development stage company until July 2005. In May 2005, Tulvine Systems, Inc. merged with and changed its name to Chanticleer Holdings, Inc.

THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no charge, to holders of our common stock as of the record date for the rights offering, non-transferable subscription rights to purchase up to 8,500,000 shares of our common stock. You will receive one subscription right for each share of common stock owned at 4:00 p.m., New York City time, on February 25, 2015, which is the record date for the rights offering.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase one share of our common stock at a subscription price of $2.00 per full share.

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Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Limitations on Exercise	In the event that the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

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Record Date	4:00 p.m., New York City time, on February 25, 2015
Expiration of the Rights Offering	5:00 p.m., New York City time, on March 13, 2015
Subscription Price	$2.00 per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.
Use of Proceeds

We are conducting the rights offering to raise capital that we intend to use for general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures). See “Use of Proceeds”.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any stock exchange or market or on the OTC Bulletin Board.
No Board Recommendation

Although our directors may invest their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $2.00 per full share.

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U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). Our U.S. tax counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., is of the opinion that the rights offering should not be part of a disproportionate distribution, but certain aspects of that determination are not certain. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences”.

Extension, Cancellation and Amendment	We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

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Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

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Procedures for Exercise

To exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, Securities Transfer Corp., together with full payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures”.

Subscription Agent	Securities Transfer Corp.
Information Agent	Okapi Partners LLC
Dealer-Manager	Source Capital Group, Inc.
Shares Outstanding Before the Rights Offering	7,968,155 shares of our common stock were outstanding as of February 10, 2015
Shares Outstanding After the Rights Offering

As of February 10, 2015, we had 7,968,155 shares of our common stock issued and outstanding. We expect to issue 8,500,000 shares of our common stock in the rights offering through the exercise of subscription rights. After the rights offering, we anticipate that we will have approximately 16,468,155 shares of our common stock outstanding.

Risk Factors	You should carefully read and consider the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the “Risk Factors” section beginning on page 22 of this prospectus, together with all of the other information included in or incorporated by reference into this prospectus, before you decide to exercise your subscription rights to purchase shares of our common stock.

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Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent in connection with the rights offering. We will also pay the fees and commissions charged by the dealer-manager. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Distribution Arrangements

Source Capital Group, Inc. will act as dealer-manager for this rights offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance in connection with this offering. We have agreed to pay Source Capital Group, Inc. certain fees for acting as dealer-manager and to pay the dealer-manager a non-accountable expense allowance of up to 2% of the gross proceeds of this offering incurred in connection with this offering. Source Capital Group, Inc. is not underwriting or placing any of the rights or the shares of our common stock being sold in this offering and does not make any recommendation with respect to such rights or shares (including with respect to the exercise of such rights). Source Capital Group, Inc. will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of the dealer-manager.

NASDAQ Capital Market Trading Symbol	HOTR
Questions

If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the subscription agent, Securities Transfer Corp., at (469) 633-0101 or the information agent, Okapi Partners LLC, at (212) 297-0720, (877) 869-0171 (toll free) or hotr@okapipartners.com.

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Risk Factors

Before you invest in the offering, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 22 of this prospectus and the risks set forth in our Annual Report on Form 10-K for our fiscal year ended December 31, 2013, including, without limitation, the risks related to our growth strategy, risks related to our business and risks related to the food service industry. You should carefully read and consider the risk factors contained in our Annual Report on Form 10-K and in this prospectus, together with all of the other information included in or incorporated by reference into this prospectus, before you decide to exercise your subscription rights to purchase shares of our common stock.

Summary Financial Information

The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Our revenues, net loss and comprehensive loss for the fiscal years ended December 31, 2013, December 31, 2012, and for the nine months ended September 30, 2014, and September 30, 2013, were as follows:

	Fiscal Years Ended December 31,		Nine Months Ended September 30,
	2013	2012	2014	2013
Revenues	$8,247,487	$6,852,323	$22,173,997	$4,939,410
Net loss	$(5,214,119)	$(3,166,565)	$(3,412,815)	$(2,868,249)
Comprehensive Loss	$(5,119,751)	$(3,398,956)	$(3,199,958)	$(2,842,380)

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is the rights offering?

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 4:00 p.m., New York City time, on February 25, 2015, the record date for the rights offering. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

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What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our stockholders of record as of the record date the opportunity to purchase one share of our common stock at a subscription price of $2.00 per full share. We have granted to you, as a stockholder of record as of 4:00 p.m., New York City time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 4:00 p.m., New York City time, on the record date, you would receive 100 subscription rights and would have the right to purchase 100 shares of common stock for $2.00 per full share with your basic subscription privilege. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue one subscription right to the nominee for each share of our common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase one share of common stock for $2.00 per full share. As in the example above, if you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights and would have the right to purchase 100 of common stock for $2.00 per full share with your basic subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What is the over-subscription privilege?

We do not expect all of our stockholders to exercise all of their basic subscription privileges. The over-subscription privilege provides stockholders that exercise all of their basic subscription privileges the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

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In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What are the limitations on the exercise of the basic subscription privilege and over-subscription privilege?

In the event that the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital that we intend to use for general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures). See “Use of Proceeds”. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our stockholders' equity.

How was the $2.00 per full share subscription price determined?

In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $2.00 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

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Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is on March 13, 2015, at 5:00 p.m., New York City time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering for a period not to exceed 30 days, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Can our board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

Our board of directors does not make any recommendation to stockholders regarding the exercise of rights in the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in us will be diluted. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, due to the fact that shares of common stock may be purchased by other stockholders in the rights offering, your percentage ownership in the Company after the completion of the rights offering will be diluted.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our common stock?

If you wish to participate in the rights offering, you must take the following steps:

(i)	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on March 13, 2015; and

(ii)	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on March 13, 2015.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures”.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

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When will I receive my new shares?

If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $2.00 per full share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form”. You should receive this form from your record holder with the other rights offering materials.

How many shares of our common stock will be outstanding after the rights offering?

As of February 10, 2015, we had 7,968,155 shares of our common stock issued and outstanding. We expect to issue 8,500,000 shares of our common stock in the rights offering through the exercise of subscription rights and over-subscription rights. After the offering, we anticipate that we will have approximately 16,468,155 shares of our common stock outstanding.

How much proceeds will the Company receive from the rights offering?

Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering will be up to approximately $17 million. Please see “Use of Proceeds”.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and the documents incorporated by reference herein.

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May stockholders in all states participate in the rights offering?

Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name”, it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any other stock exchange or market or on the OTC Bulletin Board.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders”.

What fees or charges apply if I purchase shares of our common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution, but certain aspects of that determination are unclear. This position is not binding on the IRS or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences”.

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To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

Securities Transfer Corp.

2591 Dallas Parkway, Suite 102

Frisco, TX 75034

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Okapi Partners LLC, at (212) 297-0720, (877) 869-0171 (toll free) or hotr@okapipartners.com.

In addition, Source Capital Group, Inc. will act as dealer-manager for the offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance and advice to our company in connection with this offering. We have agreed to pay Source a fee up to 6% of the gross proceeds of this offering in cash and a non-accountable expense allowance up to 2% of the gross proceeds of this offering. We have also agreed to indemnify Source and their respective affiliates against certain liabilities arising under the Securities Act of 1933, as amended. Source is not underwriting or placing any of the securities (including the rights) issued in this offering and does not make any recommendation with respect to such securities.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including, without limitation, the risks described therein related to our growth strategy, our business and the food service industry, together with the other information included or incorporated by reference in this prospectus, before making a decision to invest in our common stock or to exercise your subscription rights to purchase shares of our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Your interest in our company may be diluted as a result of this offering.

Common stockholders who do not fully exercise their respective rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their basic subscription rights.

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The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors' earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates (physical, electronic or book entry from) representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.

Completion of this offering is not subject to us raising a minimum offering amount. As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set. Investors should not rely on the success of this offering to address our need for funding. If we fail to raise capital by mid-March 2015, we would expect to have to significantly decrease our growth plans and operating expenses, which will curtail the progress of our business.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

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None of our officers, directors or significant stockholders are obligated to exercise their subscription right and, as a result, the offering may be undersubscribed.

As a group, our officers and directors own approximately 3.3% of our outstanding common stock and 5% or more significant stockholders other than officers and directors hold 20.9% of our outstanding common stock. None of our officers, directors or significant stockholders are obligated to participate in this offering. We cannot guarantee you that any of our officers or directors or significant stockholders will exercise their basic or over-subscription rights to purchase any shares issued in connection with this offering. As a result, the offering may be undersubscribed and proceeds may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set.

This offering may cause the price of our common stock to decrease.

Depending upon the trading price of our common stock at the time of our announcement of the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. Your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. There is no assurance that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your basic and any over-subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. We cannot assure you that the market price of our shares of common stock will not decline prior to the expiration of this offering or that a subscribing rights holder will be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If this offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent. If we terminate this offering and you have not exercised any rights, such rights will expire worthless.

Our common stock price may be volatile as a result of this rights offering.

The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market after this offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

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•	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

•	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

•	actual or anticipated changes or fluctuations in our operating results;

•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic conditions and trends;

•	competitive factors;

•	loss of key supplier or distribution relationships; or

•	departures of key personnel.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering primarily for strategic acquisitions and working capital, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used. Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds”. While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering. Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering. Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of common stock who desire to purchase shares of our common stock in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, as may be extended.

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If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under section 305 of the Internal Revenue Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our stockholders' tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company's assets or earnings and profits. It is unclear whether the fact that we have outstanding options and certain other equity-based awards could cause the receipt of subscription rights to be part of a disproportionate distribution. Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.

The rights offering could impair or limit our net operating loss carry forwards.

As of December 31, 2013, we had net operating loss (which we refer to as “NOL”) carryforwards of approximately $4.5 million for U.S. federal income tax purposes. Under the Internal Revenue Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

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We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

There is no back-stop or standby commitment in place to purchase rights or shares that are not purchased in the offering.

Source Capital Group, Inc., as the dealer-manager of this rights offering, is acting as a placement agent of the rights or the shares of common stock issuable upon exercise of the basic subscription or over subscription rights. There is no back-stop or standby commitment in place to purchase rights or shares that are not purchased in the offering. The dealer-managers services to us in this connection cannot be construed as any assurance that this offering will be successful. Source Capital Group, Inc. does not make any recommendation with respect to whether you should exercise the basic subscription or over subscription rights or to otherwise invest in our company.

Risks Related to Our Common Stock

We have not been profitable to date and expect our operating losses to continue for the foreseeable future; we may never be profitable.

We have incurred operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. At this time, our ability to generate sufficient revenues to fund operations is uncertain. For the fiscal year ended December 31, 2013, we had net revenue of $8,247,487 and incurred a net loss of $5,214,119. Our total accumulated deficit through December 31, 2013, was $14,472,816.

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As a result of our brief operating history, revenue is difficult to predict with certainty. Current and projected expense levels are based largely on estimates of future revenue. We expect expenses to increase in the future as we expand our activities. We cannot assure you that we will be profitable in the future. Accordingly, the extent of our future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of our Company and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If our revenues fall short of projections, our business, financial condition and operating results will be materially adversely affected.

Our financial statements have been prepared assuming a going concern.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. Our financial statements as of December 31, 2013, were prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional financing, obtain further operating efficiencies, reduce expenditures and ultimately, create profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include adjustments that result from the outcome of this uncertainty.

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of our common stock. This in turn could impair our future ability to raise capital through an offering of our equity securities.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock, as well as any shares of common stock that may be issued pursuant to our shareholder rights plan. The market price of our common stock could decline as a result of sales of our common stock made after this offering or the perception that such sales could occur. We may issue and sell additional shares of our common stock in private placements or registered offerings in the future. We also may conduct additional rights offerings in the future pursuant to which we may issue shares of our common stock.

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Provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover and adversely affect existing stockholders.

Our certificate of incorporation, our bylaws, and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult, delaying, or deterring attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. These include provisions on our maintaining a classified board of directors and limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of our common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders”.

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

We may not be able to maintain the listing of our common stock on The NASDAQ Capital Market, which may limit the ability of purchasers in this offering to resell our common stock in the secondary market.

Our common stock is listed on the NASDAQ Capital Market. However, we might not continue to meet the criteria for continued listing of our common stock in the future. On September 9, 2012, NASDAQ placed a trading halt on our company, due to the misconduct of our previous South African CFO and subsequent discovery of his misallocation of funds and production of fraudulent audit documents. After completing a thorough audit and providing all documentation required by NASDAQ, we resumed trading on January 16, 2013. Although we have implemented controls designed to prevent misconduct, we cannot guarantee continued listing of our common stock in the future. A company having securities listed on the NASDAQ Capital Market must make all required filings on a timely basis with the SEC and also meet the qualitative and quantitative continued listing criteria of the NASDAQ Capital Market. In the event we are unable to meet this criteria and become delisted, quotations for trading of our common stock would likely be conducted in the over-the-counter markets. In such case, an investor in this offering would likely find it more difficult to dispose of our common stock or to obtain accurate market quotations for our common stock, either of which could result in a substantial loss of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Federal securities laws, which involve substantial risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “outlook,” “believes,” “plans,” “intends,” “expects,” “goals,” “potential,” “continues,” “may,” “should,” “seeks,” “will,” “would,” “approximately,” “predicts,” “estimates,” “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	Operating losses continuing for the foreseeable future; we may never be profitable;
•	Inherent risks in expansion of operations, including our ability to acquire additional territories, generate profits from new restaurants, find suitable sites and develop and construct locations in a timely and cost-effective way;
•	General risk factors affecting the restaurant industry, including current economic climate, costs of labor and food prices;
•	Intensive competition in our industry and competition with national, regional chains and independent restaurant operators;
•	Our rights to operate and franchise Hooters-branded restaurants are dependent on the Hooters’ franchise agreements;
•	Our business depends on our relationship with Hooters;
•	We do not have full operational control over the businesses of our franchise partners;
•	Failure by Hooters to protect its intellectual property rights, including its brand image;
•	Our business has been adversely affected by declines in discretionary spending and may be affected by changes in consumer preferences;
•	Increases in costs, including food, labor and energy prices;
•	Our business and the growth of our Company is dependent on the skills and expertise of management and key personnel;
•	Constraints could affect our ability to maintain competitive cost structure, including, but not limited to labor constraints;
•	Work stoppages at our restaurants or supplier facilities or other interruptions of production;
•	Our food service business and the restaurant industry are subject to extensive government regulation;
•	We may be subject to significant foreign currency exchange controls in certain countries in which we operate;
•	Inherent risk in foreign operations;
•	We may not attain our target development goals and aggressive development could cannibalize existing sales;

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•	Current conditions in the global financial markets and the distressed economy;
•	A decline in market share or failure to achieve growth;
•	Unusual or significant litigation, governmental investigations or adverse publicity, or otherwise;
•	Adverse effects on our operations resulting from the current class action litigation in which the Company is one of several defendants;
•	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments; and
•	Adverse effects on our operations resulting from certain geo-political or other events.

Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus under the heading “Risk Factors”. and in any documents incorporated by reference into this prospectus could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (or the “Exchange Act”).

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USE OF PROCEEDS

Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $15,543,025, after deducting expenses related to this offering payable by us estimated at approximately $1,456,975, including dealer-manager fees.

Assuming all the shares of common stock offered are sold, the gross proceeds to us from the rights offering will be up to approximately $17 million. We are conducting the rights offering to raise capital that we intend to use for strategic acquisitions and general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures).

As of the date hereof, we have identified and are exploring two potential acquisitions pursuant to non-binding letters of intent. If our negotiations are successful and the transactions are completed, we would anticipate allocating approximately $5.4 million of the proceeds of this offering to complete these two acquisitions. There can be no assurances that these acquisitions will be completed. Further, we expect to deploy approximately $2.4 million of the proceeds of this offering to opening new Hooters locations in Port Elizabeth, South Africa, NewCastle UK and Brisbane, Australia. There can be no assurances that the Company will apply proceeds from the offering to opening all or any of these new Hooters locations.

We have broad discretion in determining how the proceeds of this offering will be used, and our discretion is not limited by the aforementioned possible uses. Our board of directors believes the flexibility in application of the net proceeds is prudent.

If we fail to raise capital by the mid March 2015, we would expect to have to significantly decrease our growth plans and operating expenses, which will curtail the progress of our business.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2014, on an actual basis and pro forma on an “as adjusted” basis to give effect to the rights offering, assuming gross proceeds from the rights offering of $17 million and before deducting the estimated offering expenses. You should read this table together with the information under the heading “Management's Discussion and Analysis of Results of Operations and Financial Condition” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference. We are unable to predict the actual level of participation in the offerings.

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	As of September 30, 2014
	Actual	As Adjusted Assuming 100% Participation
Cash	$322,770	$15,865,795

LONG TERM LIABILITIES
Convertible notes payable, net of discount of $ 1,833,333 and	1,166,667	1,166,667
Capital leases payable, less current maturities	60,284	60,284
Deferred rent	1,857,763	1,857,763
Deferred tax liabilities	1,242,975	1,242,975
Long-term debt, less current maturities	5,016,715	5,016,715
TOTAL LONG-TERM LIABILITIES	9,344,404	9,344,404

Stockholders' equity:
Common stock: $0.0001 par value; authorized 45,000,000
shares; issued and outstanding 6,978,061 shares at
September 30, 2014	700	1,550
Additional paid in capital	32,615,110	48,157,285
Other comprehensive income (loss)	146,880	146,880
Accumulated deficit	(17,885,631)	(17,885,631)
Non-controlling interest	5,584,682	5,584,682
TOTAL STOCKHOLDERS' EQUITY	20,461,741	36,004,766
TOTAL CAPITALIZATION	$29,806,145	$45,349,170

(1) Assumes the rights offering is fully subscribed for, of which no assurances can be given.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At September 30, 2014, we had a net tangible book value of approximately ($1,481,879), or ($0.21) per share of our common stock. After giving effect to the sale of 8,500,000 shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at September 30, 2014, attributable to common stockholders would have been $14,061,146, or $0.91 per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $1.09 per share of our common stock. The following table illustrates this per-share dilution.

Subscription price	$2.00
Net tangible book value per share prior to the rights offering	$(0.21)
Increase per share attributable to the rights offering	$1.12
Pro forma net tangible book value per share after the rights offering	$0.91
Dilution in net tangible book value per share to purchasers	$1.09

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THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus, which the following information supplements.

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $2.00 per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on February 10, 2015, the last trading day prior to determining the subscription price. The closing sales price of our common stock on February 10, 2015, was $1.95. The subscription rights will entitle the holders of our common stock as of the record date for the rights offering to purchase up to an aggregate of approximately 8,500,000 shares of our common stock for an aggregate purchase price up to approximately $17 million.

Each holder of record of our common stock as of the record date for the rights offering will receive one subscription right for each share of our common stock owned by such holder as of 4:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege, which are described below.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $2.00 per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

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Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those stockholders who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

•	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
•	To the extent the stockholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

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Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

In the event that the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate alternative under the circumstances. We are conducting the rights offering to raise capital that we intend to use for general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures). Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You may exercise your subscription rights as follows:

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Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “Subscription Agent”, prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on March 13, 2015.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to Securities Transfer Corp., the subscription agent, drawn upon a U.S. bank;
•	postal, telegraphic or express money order payable to the subscription agent; or
•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

Payments received after the expiration of the rights offering will not be honored, and the subscription agent will return your subscription payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;
•	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;
•	receipt by the subscription agent of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription agent's account.

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If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier's check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent's account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for shares of our common stock in the rights offering must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on March 13, 2015, which is the expiration of the rights offering. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “—Guaranteed Delivery Procedures”, we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, and not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned to you, without interest, as soon as practicable.

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Expiration Date and Amendments

The subscription period during which you may exercise your subscription rights expires at 5:00 p.m., New York City time, on March 13, 2015, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration date of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all subscription payments advanced.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Subscription Price

In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

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In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $2.00 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the stockholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Cancellation Rights

Our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent

The subscription agent for this offering is Securities Transfer Corp. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is 2591 Dallas Parkway, Suite 102 Frisco, Texas 75034.

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Okapi Partners LLC, at (212) 297-0720, (877) 869-0171 (toll free) or hotr@okapipartners.com.

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Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent in connection with the rights offering. We will also pay commissions and fees of the dealer-manager. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings, bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;
•	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies; and
•	New York Stock Exchange Medallion Signature Program (MSP), whose participants include NYSE member firms. If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion signature guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee your signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

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Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form”. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

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•	deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “—Payment Method”;
•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and
•	deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Chanticleer Holdings, Inc. Subscription Rights Certificates”, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;
•	the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and
•	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (469) 633-0088. To confirm facsimile deliveries, you may call (469) 633-0101.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call Okapi Partners LLC at (212) 297-0720 or (877) 869-0171 (toll free) to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on Nasdaq or on any stock exchange or market or on the OTC Bulletin Board.

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Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the terms of the rights offering.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

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Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

We believe that our distribution and any stockholder's receipt and exercise of these subscription rights to purchase shares of our common stock generally should not be taxable to our stockholders for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights will not be listed for trading on Nasdaq or any stock exchange or market or on the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will trade on Nasdaq under the symbol “HOTR”.

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Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no warrants or convertible debt are exercised prior to the expiration of the rights offering, we expect approximately 16,468,155 shares of our common stock will be outstanding immediately after completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the shares of common stock received upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege. Unless otherwise noted below, the following discussion is the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., our U.S. tax counsel, insofar as such discussion relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.

This section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and hold your subscription rights or shares of common stock issued to you upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness.

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This section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding the rights offering. This section does not address any tax consequences under foreign, state or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,
•	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,
•	An estate whose income is subject to U.S. federal income tax regardless of its source, or
•	A trust (a) if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our shares of common stock.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

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Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a “disproportionate distribution” within the meaning of section 305 of the Code. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company's assets or earnings and profits. During the last 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock and we have not had any convertible debt outstanding. Nor do we currently intend to issue another class of stock or convertible debt or, as stated below, pay any dividends on our common stock. However, the fact that we have outstanding options and certain other equity-based awards could cause, under certain circumstances that cannot currently be predicted, the receipt of subscription rights pursuant to the rights offering to be part of a disproportionate distribution. We intend to take the position that the outstanding options and other equity-based awards do not cause the subscription rights issued pursuant to the rights offering to be part of a disproportionate distribution. For a discussion of the U.S. federal income tax consequences to you if the rights offering were to be considered part of a disproportionate distribution, see “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” below.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

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Exercise and Expiration of the Subscription Rights

You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the rights offering is considered part of a disproportionate distribution, the distribution of subscription rights would be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current and accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine prior to the consummation of the rights offering the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the additional Medicare tax below, dividends received by noncorporate holders of our common stock in taxable years beginning on or after January 1, 2013, are taxed at the holder's capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

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U.S. holders who are individuals are subject to an additional 3.8% Medicare tax (the “additional Medicare tax”) on their “net investment income” to the extent that their net investment income, when added to their other modified adjusted gross income, exceeds $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). Certain trusts and estates that are U.S. holders are also subject to the additional Medicare tax. “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes dividends and capital gains. The additional Medicare tax is determined in a different manner than the regular income tax. You are urged to consult your own tax advisor regarding the implications of the additional Medicare tax.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable at a maximum rate of 20%, although such gains may also be subject to the additional Medicare tax described above. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning on or after January 1, 2013, are taxed at the holder's capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements, plus, in some cases, the additional Medicare tax discussed above. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property's fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

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Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding, that you are a U.S. citizen (or other U.S. person), and that the FATCA code(s) entered on the statement (if any) is correct. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. For additional information regarding the backup withholding requirements with respect to any payments relating to common stock acquired through the exercise of subscription rights, see “Form of Notice of Important Tax Information” in the exhibits attached to this prospectus. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to the Company

As of December 31, 2013, we had NOL carryforwards of approximately $4.5 million for U.S. federal income tax purposes. An ownership change generally should occur and generally should produce an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The amount of annual limitation generally is equal to the value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

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MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on Nasdaq under the trading symbol “HOTR”. On February 10, 2015, there were approximately 280 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On February 10, 2015, the last closing sale price reported on Nasdaq for our common stock was $1.95 per share. Past price performance is not indicative of future price performance.

The following table sets forth the high and low sale prices of our common stock on Nasdaq for the periods indicated:

PERIOD ENDED	HIGH	LOW

December 31, 2014	$2.54	$1.40
September 30, 2014	$2.84	$1.85
June 30, 2014	$3.77	$1.86
March 31, 2014	$5.33	$3.34

December 31, 2013	$5.84	$4.10
September 30, 2013	$5.17	$2.73
June 30, 2013	$3.48	$1.60
March 31, 2013*	$3.64	$1.40

December 31, 2012*	$3.64	$3.64
September 30, 2012*	$2.92	$4.36
June 30, 2012	$8.00	$4.00
March 31, 2012	$7.40	$4.40

*Nasdaq trading halted from September 11, 2012 through January 15, 2013

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including the terms of our credit facility and our financial condition, operating results, current and anticipated cash needs and plans for expansion.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws and to the applicable provisions of Delaware law.

Common Stock

We are authorized to issue 45,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after 'the date of the transaction in which the person became an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "Interested Stockholder" did own, 15% or more of the corporation's voting stock.

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In addition, our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws which could delay, defer or prevent a change in control.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $2.00 per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on February 10, 2015, the last trading day prior to determining the subscription price. The closing sales price of our common stock on February 10, 2015, was $1.95. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of 8,500,000 shares of our common stock for an aggregate purchase price up to approximately $17 million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder at the as of 4:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $2.00 per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

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We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

•	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

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•	To the extent the stockholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

In the event that the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Distribution Arrangements

Source Capital Group, Inc., which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer-manager for this offering. The principal business address of the dealer-manager is 276 Post Road West, Westport, CT 06880. Under the terms and subject to the conditions contained in a dealer-manager agreement, the dealer-manager will provide marketing services in connection with this offering and will solicit the exercise of rights and participation in the over-subscription right. This offering is not contingent upon any number of rights being exercised. Source is not underwriting or placing any of the rights or the shares of our common stock being sold in this offering and does not make any recommendation with respect to such rights or shares (including with respect to the exercise of such rights).

Pursuant to the dealer-manager agreement, we are obligated to pay to Source as compensation a cash fee of up to 6% of the gross proceeds of this offering and a non-accountable expense allowance up to 2% of the gross proceeds of this offering and to indemnify the dealer-manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933. The dealer-manager agreement also provides that the dealer-manager will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of the dealer-manager. Source and its affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

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PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 4:00 p.m., New York City time, on February 25, 2015. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Securities Transfer Corp. at the following address: 2591 Dallas Parkway, Suite 102 Frisco, Texas 75034.

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, Okapi Partners LLC, at (212) 297-0720, (877) 869-0171 (toll free) or hotr@okapipartners.com.

Source Capital Group, Inc. (“Source”) is the dealer-manager of this offering. In such capacity, Source will provide marketing assistance and advice to our company in connection with this offering. We have agreed to pay Source a cash fee up to 6% of the gross proceeds of this offering and a non-accountable expense allowance up to 2% of the gross proceeds of this offering. We have also agreed to indemnify Source and their respective affiliates against certain liabilities arising under the Securities Act of 1933. Source’s participation in this offering is subject to customary conditions contained in the dealer-manager agreement. Source and its affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Libertas Law Group, Inc., Santa Monica, California. Certain matters regarding the material U.S. federal income tax consequences of the rights offering have been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. We have filed copies of these opinions as exhibits to the registration statement in which this prospectus is included.

EXPERTS

The consolidated financial statements of Chanticleer Holdings, Inc. as of and for the years ended December 31, 2013 and 2012 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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MATERIAL CHANGES

On February 11, 2015, Chanticleer executed a Securities Purchase Agreement with an accredited investor for the sale and issuance of a secured note in the amount of $200,000 and a 5-year warrant to purchase up to 80,000 shares of common stock at an exercise price of $2.50 per share. In the event the investor desires to proceed with the second tranche of the investment on or before February 27, 2015 for an additional $800,000, the Company agreed to issue an amended and restated note with an aggregate principal amount of $1 million and a subsequent 5-year warrant to purchase 320,000 shares of common stock at an exercise price of $2.50. The Company also agreed to register the shares of common stock underlying the note and warrants, provided the second tranche of the transaction is funded. The Company is relying on exemption from registration pursuant to Section 4(2) of the Securities Act on the basis that the transaction did not involve a public offering. Other than the transaction described, there is no material relationship between the Company or its affiliates and the investor.

Other than the disclosure above and the identification of two acquisition prospects that the Company is exploring pursuant to non-binding letters of intent, there have been no material changes in the Company’s affairs since its fiscal year ended December 31, 2013 that have not been descried in its 2014 Quarterly Reports or Current Reports on Form 8-K pursuant to the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 15, 2014, August 14, 2014 and November 14, 2014, respectively;

•	our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 2, 2014, January 15, 2014, January 17, 2014, February 4, 2014, February 6, 2014, April 1, 2014, April 4, 2014, April 8, 2014, May 15, 2014, July 3, 2014, August 15, 2014, August 19, 2014, September 10, 2014, September 17, 2014, October 2, 2014, November 14, 2014, January 6, 2015, January 8, 2015, January 9, 2015 and January 20, 2015; and

•	the description of our common stock contained in the prospectus, constituting part of our Registration Statement on Form S-1 (File No. 333-178307) filed with the SEC on December 2, 2011, and subsequently amended on December 8, 2011, February 3, 2012, February 22, 2012, April 12, 2012, May 21, 2012, May 30, 2012, June 5, 2012, and June 19, 2012.

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Our Web site address is chanticleerholdings.com and the URL where incorporated reports and other reports may be accessed is http://ir.stockpr.com/chanticleerholdings/all-sec-filings.

The reports incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the reports and documents that are incorporated by reference, including exhibits to such reports and documents, in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Chanticleer Holdings, Inc.

Investor Relations

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(704) 366-5122

ir@chanticleerholdings.com

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

AVAILABLE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part (i) upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the company, please contact Investor Relations at Chanticleer Holdings, Inc., 7621 Little Avenue, Suite 414 Charlotte, NC 28226, (704) 366-5122 or at ir@chanticleerholdings.com.

Our Internet address is chanticleerholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

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No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

CHANTICLEER HOLDINGS, INC.

Up to 8,500,000 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for such Shares at $2.00 per Full Share

PROSPECTUS

Dealer-Manager

Source Capital Group, Inc.

February 18, 2015